Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153 DRAFT

ImmunoGen, Inc. Reports Fourth Quarter and Fiscal Year 2013 Financial Results
and Provides Fiscal Year 2014 Financial Guidance and Corporate Update

•                  Kadcyla® sales off to strong start. Decision on approval in European Union, TH3RESA Phase III data presentation expected by Roche in 2H2013.

•                  ImmunoGen progress with its proprietary pipeline includes advancement of third wholly owned product candidate for solid tumors, IMGN289, to active IND and presentation of first clinical data with IMGN853. Company remains on track to complete enrollment in IMGN901 NORTH Phase II trial in 2013 and to make key next-step decisions in mid-2014.

•                  ImmunoGen advancement of its wholly owned compounds to clinical proof of concept well supported by the Company’s solid financial position and many cash-generating partnerships.

WALTHAM, MA, August 2, 2013 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops anticancer therapeutics using its Targeted Antibody Payload (TAP) antibody-drug conjugate (ADC) technology, today reported financial results for the three-month period and fiscal year ended June 30, 2013. ImmunoGen also provided guidance for its 2014 fiscal year and an update on the Company.

“We are starting to see the first commercial rewards from our many years of scientific innovation,” commented Daniel Junius, President and CEO. “Kadcyla sales are off to a strong start in the US for its first indication, with many additional approvals expected. It is particularly gratifying to hear from patients about the difference Kadcyla is making for them and their caregivers.”

Mr. Junius continued, “We’re using our industry-leading technology and expertise to develop a pipeline of wholly owned compounds for cancers with significant unmet need today. We plan to meaningfully advance our clinical-stage pipeline over the course of this fiscal year, with achievements expected to include: initiation of clinical testing with our IMGN289 product candidate; presentation of additional clinical data for IMGN853; making a next-step decision for IMGN901; and having the dosing information needed to begin evaluation of our IMGN529 compound in specific non-Hodgkin’s lymphoma subtypes. We also expect a number of partner-related events over the course of this fiscal year. For Kadcyla alone, we’re expecting a decision about approval in the European Union and presentation of data from the TH3RESA trial within the next few months.”

Product Pipeline Update

•                  Kadcyla is an approved product that utilizes the Company’s TAP technology. It is being developed and commercialized by Roche under an agreement with ImmunoGen.  ImmunoGen receives and recognizes royalties on Kadcyla sales one quarter after the sales are reported by Roche.

Kadcyla gained FDA marketing approval in the US on February 22, 2013 for the treatment of people with HER2-positive metastatic breast cancer (BC) who had received prior treatment with Herceptin® (trastuzumab) and a taxane. Roche reported “strong uptake” of Kadcyla in the US, with year-to-date sales of 82 million CHF (approximately $87 million) through June 30, 2013.

Kadcyla was approved in Switzerland in May 2013, and Roche reported sales through June 30 of 1 MM CHF. Roche expects a decision about approval in the EU in 2H2013. A marketing application is also under review in Japan.

Roche is assessing Kadcyla in a number of additional indications, including for first-line treatment of HER2-positive metastatic BC (MARIANNE trial), for uses in early stage HER2-positive BC (including the KATHERINE trial), and for the treatment of advanced HER2-positive stomach cancer (GATSBY trial). The progression-free survival (PFS) endpoint of TH3RESA has been met, and Roche intends to submit these data for presentation at the ESMO annual meeting Sept. 27-Oct. 1, 2013. Roche expects results from MARIANNE in late 2014 and to apply for first-line treatment of HER2-positive metastatic BC and for treatment of advanced HER2-positive gastric cancer in 2015.

•                  IMGN901 is ImmunoGen’s lead wholly owned product candidate and is being evaluated for first-line treatment of small-cell lung cancer (SCLC). Its target, CD56, is found on a variety of cancers, including SCLC, other tumors of neuroendocrine origin, and multiple myeloma.

The Company’s NORTH Phase II trial is designed to assess whether the addition of IMGN901 to standard of care etoposide/carboplatin (E/C) provides a meaningful benefit over E/C alone as first-line treatment for newly diagnosed, extensive disease SCLC. The primary endpoint is progression-free survival (PFS), with objective response rate and overall survival (OS) among the secondary endpoints. Current first-line therapy for this cancer has a median PFS of 5-5.5 months and OS of 9-11 months.

ImmunoGen expects to complete patient enrollment this quarter and to have the data needed to make next-step decisions for the compound by mid-2014. The Company expects NORTH clinical data will be reported at one or more medical conferences in 2014.

•                 IMGN853 is a potential new therapy for ovarian, endometrial, and adenocarcinoma lung cancers, as well as other cancers that overexpress its folate receptor α (FRα) target. This TAP compound is also wholly owned by ImmunoGen.

The first IMGN853 clinical data were reported at the ASCO annual meeting in June 2013. They were from the dose-escalation part of the Phase I trial underway, which is designed to establish the IMGN853 dose for the expansion phase of the trial. Dose levels ranging from 0.15 to 7.0 mg/kg had been evaluated, and at the time of data cut-off for presentation, the 5.0 mg/kg dose was being further explored. Evidence of activity was reported in patients with strong FRα expression who had received IMGN853 at doses of 3.3 mg/kg or above.

ImmunoGen expects to start the expansion phase of this trial later this year, and to report updated findings from it in disease-specific populations in mid-2014.

•                  IMGN289 is ImmunoGen’s third wholly owned TAP compound for solid tumor indications, and is a potential new treatment for EGFR-positive cancers, including most squamous cell lung and head and neck cancers.

In preclinical testing, IMGN289 was found to be highly active against cancer cells resistant to EGFR inhibiting agents - including tyrosine kinase inhibitors (TKIs) — as well as those responsive to EGFR inhibition. This is attributed to the ability of IMGN289 to kill cancer cells directly with its potent cytotoxic component as well as through EGFR inhibition. The IMGN289 Investigational New Drug (IND) application is now active and ImmunoGen expects to begin its clinical testing by the end of 2013.

•                  IMGN529 is ImmunoGen’s lead wholly owned TAP compound for hematological malignancies. It is a potential treatment for CD37-positive non-Hodgkin’s lymphoma (NHL) and chronic lymphocytic leukemia (CLL), and is currently in Phase I testing for NHL.

•                  In addition to Kadcyla, six other TAP compounds and a CD38-targeting therapeutic antibody are in clinical testing through ImmunoGen’s collaborative partnerships, with additional compounds progressing preclinically.

Fiscal Year 2013 Financial Results

For the Company’s fiscal year ended June 30, 2013 (FY2013), ImmunoGen reported a net loss of $72.8 million, or $0.87 per basic and diluted share, compared to a net loss of $73.3 million, or $0.95 per basic and diluted share, for its fiscal year ended June 30, 2012 (FY2012). For the quarter ending June 30, 2013, ImmunoGen reported a net loss of $21.9 million, or $0.26 per basic and diluted share, compared to a net loss of $22.4 million, or $0.29 per basic and diluted share, for the same quarter in FY2012.

Revenues in FY2013 were $35.5 million, compared to $16.4 million in FY2012. Revenues in FY2013 include $24.2 million of license and milestone fees compared to $9.2 million in FY2012. The FY2013 fees include the $10.5 million milestone payment from Roche earned with the approval of Kadcyla in the US and $11.1 million of amortization of upfront license fees received from Novartis. The FY2012 fees include $5.0 million in milestone payments earned with partner advancement of three earlier-stage clinical TAP compounds. Revenues in FY2013 also include $7.9 million of research and development support fees, compared to $4.5 million for FY2012, and $2.8 million of clinical materials revenue, compared to $2.7 million for FY2012.

The differences in support fees and clinical material revenue are primarily due to the variable nature in the amount of research and in the number of batches of clinical materials produced and released for partners on a year-to-year basis. Revenues in FY2013 also include $0.6 million of royalty payments received from Roche in June 2013 for sales of Kadcyla during the three-month period ended March 31, 2013.  Kadcyla was approved for marketing in the US in late February 2013.

Operating expenses in FY2013 were $108.5 million, compared to $89.6 million in FY2012. Operating expenses in FY2013 include research and development expenses of $87.1 million, compared to $69.2 million in FY2012. This change is primarily due to increased spending by the Company to aggressively advance its wholly owned product candidates, and includes increased costs for third-party production of antibody for use in clinical materials and also increased personnel expenses. Operating expenses also include general and administrative expenses of $21.5 million in FY2013, compared to $20.4 million in FY2012. This increase is primarily due to increased personnel expenses, particularly stock compensation expense.

ImmunoGen had approximately $195.0 million in cash and cash equivalents as of June 30, 2013, compared with $160.9 million as of June 30, 2012 and had no debt outstanding in either period. Cash used in operations was $60.3 million in FY2013, compared with $34.3 million in FY2012; the FY2012 amount includes a $20 million upfront payment from a new collaboration established in that time period. Capital expenditures were $3.8 million and $2.9 million for FY2013 and FY2012, respectively.

Financial Guidance for FY 2014

For its fiscal year ending June 30, 2014, ImmunoGen expects its revenues to be between $66 million and $70 million, its expenses to be between $140 million and $144 million, its net loss to be between $72 million and $76 million, its cash used in operations to be between $74 million and $78 million, and its capital expenditures to be between $6 million and $8 million. Cash and marketable securities at June 30, 2014 are anticipated to be between $114 million and $118 million.

“Kadcyla sales in the US are off to a good start, and we believe it will become a very successful global product — one that makes an important difference for many patients,” commented Gregory Perry, Executive Vice President and CFO. “We are aggressively advancing our wholly owned product candidates — while maintaining strong financial discipline — and we are working to generate proof of concept clinical data before the end of this fiscal year.”

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-0836; the passcode is 4198948. The call also may be accessed through the Investor Information section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through August 16, 2013.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s TAP ADC technology uses a tumor-targeting engineered antibody to deliver one of ImmunoGen’s highly potent cancer-cell killing agents specifically to tumor cells. The most advanced compound using ImmunoGen’s TAP technology, Kadcyla, is marketed in the US by Genentech, a member of the Roche Group; it is launched in Switzerland and undergoing regulatory review in the European Union and Japan. ImmunoGen has four wholly owned clinical-stage compounds, with additional compounds in the clinic through partnerships. More information about ImmunoGen can be found at www.immunogen.com.

Kadcyla® and Herceptin® are Genentech trademarks.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2014 fiscal year; its cash and marketable securities as of June 30, 2014; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	June 30,
	2013	2012
ASSETS

Cash and cash equivalents	$194,960	$160,938
Other assets	18,636	19,370

Total assets	$213,596	$180,308

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$19,173	$16,254
Long-term portion of deferred revenue and other long-term liabilities	72,576	80,164
Shareholders’ equity	121,847	83,890

Total liabilities and shareholders’ equity	$213,596	$180,308

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
License and milestone fees	$855	$950	$24,227	$9,161
Research and development support	2,203	1,184	7,873	4,517
Clinical materials revenue	181	818	2,843	2,679
Royalty Revenue	592	—	592	—

Total revenues	3,831	2,952	35,535	16,357

Expenses:
Research and development	20,399	19,539	87,073	69,192
General and administrative	5,373	5,726	21,471	20,422

Total operating expenses	25,772	25,265	108,544	89,614

Loss from operations	(21,941)	(22,313)	(73,009)	(73,257)

Other income (expense), net	66	(101)	198	(62)

Net loss	$(21,875)	$(22,414)	$(72,811)	$(73,319)

Net loss per common share, basic and diluted	$(0.26)	$(0.29)	$(0.87)	$(0.95)

Weighted average common shares outstanding, basic and diluted	84,554	77,416	84,063	76,814